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                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN MILLIONS)

                                                              FISCAL YEAR ENDED
                                     --------------------------------------------------------------------
                                     JANUARY 1,   JANUARY 2,   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,
                                        2006         2005          2003           2002           2001
                                     ----------   ----------   ------------   ------------   ------------
Determination of Earnings:
  Earnings Before Provision for
     Taxes on Income...............   $13,116       12,331         9,771          8,799          7,494
  Fixed Charges....................       137          272           300            259            245
                                      -------      -------       -------         ------         ------
          Total Earnings as
            Defined................    13,253       12,603        10,071          9,058          7,739
                                      =======      =======       =======         ======         ======
Fixed Charges and Other:
  Rents............................        83           85            93             99             92
  Interest Expense Before
     Capitalization of Interest....       165          323           315            258            248
                                      -------      -------       -------         ------         ------
          Total Fixed Charges......   $   248          408           408            357            340
                                      =======      =======       =======         ======         ======
Ratio of Earnings to Fixed
  Charges..........................     53.44        30.89         24.68          25.37          22.76
                                      =======      =======       =======         ======         ======

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(1) The ratio of earnings to fixed charges is computed by dividing the sum of earnings before provision for taxes on income and fixed charges by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt discount and an appropriate interest factor on operating leases.